Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement, as amended, No. 333-202692-01 on Form S-3 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Kansas City Power & Light Company and subsidiaries, and the effectiveness of Kansas City Power & Light Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kansas City Power & Light Company for the year ended December 31, 2017.
/s/DELOITTE & TOUCHE LLP
Kansas City, Missouri
February 21, 2018